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EXHIBIT 1

MI Developments Inc. 455 Magna Drive Aurora, Ontario L4G 7A9 Tel (905) 713-6322 Fax (905) 713-6332

MI DEVELOPMENTS RECEIVES TORONTO STOCK EXCHANGE APPROVAL FOR NORMAL COURSE ISSUER BID

May 19, 2005, Aurora, Ontario, Canada — MI Developments Inc. (TSX: MIM.SV.A, MIM.MV.B; NYSE: MIM) today announced that the Toronto Stock Exchange has accepted the notice filed by MID of its intention to make a normal course issuer bid for its Class A Subordinate Voting Shares through the facilities of the TSX. MID has also filed the necessary documents with applicable securities regulatory authorities to permit share purchases through the facilities of the New York Stock Exchange.

Pursuant to the terms of its normal course issuer bid, MID may, during the 12-month period commencing May 24, 2005 and ending May 23, 2006, purchase for cancellation up to a total of 4,005,956 Class A Subordinate Voting Shares, being 10% of the "public float" of the Class A Subordinate Voting Shares. The price that MID will pay for shares purchased pursuant to the bid will be the market price at the time of acquisition.

Depending upon future price movements and other factors, MID believes that its Class A Subordinate Voting Shares may from time to time represent an attractive investment alternative for MID and a desirable use of any available funds.

As at May 1, 2005, there were 47,712,083 Class A Subordinate Voting Shares outstanding, with a public float of 40,059,561 Class A Subordinate Voting Shares. During the past 12 months, MID did not purchase any Class A Subordinate Voting Shares.

About MI Developments Inc.

        MI Developments is a real estate operating company focusing primarily on the ownership, leasing, management, acquisition and development of a predominantly industrial rental portfolio for Magna International Inc. and its subsidiaries in North America and Europe. The Company also holds a controlling investment in Magna Entertainment Corp., North America's number one owner and operator of horse racetracks, based on revenue, and among the world's leading suppliers, via simulcasting, of live horse racing content to the growing inter-track, off-track and account wagering markets.

For further information:

Doug Tatters
Executive Vice-President and Chief Financial Officer
MI Developments Inc.
905-726-7507

Forward-Looking Statements

        The contents of this press release may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may include, among others, statements regarding MID's future plans, costs, objectives or economic performance, or the assumptions underlying any of the foregoing. In this press release we use words such as "will", "expect", "should" and similar words to identify forward-looking statements. Forward-looking statements should not be read as guarantees of future performance or results, and will not necessarily be accurate indications of whether or the times at or by which such future performance will be achieved. Forward-looking statements are based on information available at the time and/or management's good faith belief with respect to future events and are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond MID's control, that could cause actual results to differ materially from such forward-looking statements. Such risks, uncertainties and other factors are set forth under "Risk Factors" in MID's Annual Information Form for 2004, attached as Exhibit 1 to MID's Annual Report on Form 40-F for the year ended December 31, 2004. MID expressly disclaims any intention and undertakes no obligation to update or revise any forward-looking statements to reflect subsequent information, events or circumstances or otherwise.

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EXHIBIT 1